OEM SUPPLY AGREEMENT

THIS AGREEMENT is made on the day of **5 DECEMBER 2023**

BETWEEN

1. **EVOAIR MANUFACTURING (M) SDN BHD**
   (Company No. 1319354-V)
   a private company limited by shares incorporated in Malaysia with its business address at
   No. 31-A2, Jalan 5/32A, 6 ½ Miles, Off Jalan Kepong, 52000 Kuala Lumpur

   (hereinafter called "**the Manufacturer**") of the first part; and

2. **TADMONSORI HOLDINGS SDN BHD**
   (Company No. 0163787U)
   a private company limited by shares incorporated in Malaysia with its business address at
   23-1, Jalan Setiawangsa 9, Taman Setiawangsa, 54200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur

   (hereinafter called "**THSB**") of the second part.

RECITALS

(A) The Manufacturer has developed an energy saving air conditioning system under the trade name "EVO AIR" and is the manufacturer of the Products (hereinafter defined).

(B) THSB as a successful corporate entity with diverse operations including telecommunications, food processing, hospitality to manufacturing has now initiated a new line of business and commitment in ESG Operations and Management

(C) THSB wishes to purchase and the Manufacturer has agreed to sell the Products in order that THSB may resell directly under THSB's branding, trademark, graphics, packaging designs and artwork to THSB end user customers;

NOW IT IS HEREBY AGREED AS FOLLOWS :-

1. Interpretation

1.1 In this agreement, unless the context otherwise requires:

"THSB Brand"	means THSB branding, trademark, graphics, packaging designs and artwork as further specified in Schedule 1
"Force Majeure"	means loss or damage by fire, storm, tempest, explosion, lightning, earthquake act of war or terrorist or other act of God or civil commotion or other similar cause, any prohibition or embargo imposed by any act of parliament or rule, regulation or order, order of the government or public or local authority or imposition of government sanction, decree, any combination of disputes between employers and employees or strikes or lockout affecting any of the trades employed by a party in performing its obligations under this agreement;
"Intellectual Property"	means any patent, copyright, registered design, trade mark or other industrial or intellectual property in relation to the Products owned by the Manufacturer including applications by the Manufacturer for patents, copyrights, mask works, trade secrets, confidential information, know-how and any other intellectual or proprietary rights recognized by any jurisdiction in relation to the Products;
"Products"	means the Products described in Schedule 1; (include indoor unit and outdoor unit)
"Restricted Information"	means any information which is disclosed to THSB by the Manufacturer under or in connection with this Agreement (whether orally or in writing, and whether or not such information is expressly stated to be confidential or marked as such);
"Term"	means the period of renewal of the contract on three (3) years basis, upon management's review the performance of distributor;
"Territory"	means any market that THSB can secure market or has marketing network for the Products thus local and international market inclusive and in the event of overlapping client already serviced by another party, the Manufacturer shall advise THSB accordingly;

1.2 Any reference in this agreement to "writing" or related expressions includes a reference to cable, facsimile transmission, e-mail or comparable means of communication.

1.3 Any reference in this agreement to any provision of a statute shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time.

1.4 The headings in this agreement are for convenience only and shall not affect its interpretation.

2. Conditions Applicable

2.1 These Conditions shall apply to all contracts for the sale of the Products by the Manufacturer to THSB to the exclusion of all other terms and conditions including any terms and conditions which THSB may purport to apply under any purchase order confirmation of order or any of the Buyer's document.

2.2 All orders for Products shall be deemed to be an offer by THSB to purchase Products pursuant to these Conditions.

2.3 Any variations to these conditions (including any special terms and conditions agreed between the parties) shall be inapplicable unless agreed in writing by the Manufacturer.

3. Resale of Products and Manufacturer's Rights

3.1. THSB shall not cause any modification changes alterations of any kind whatsoever to the Products.

3.2. The Manufacturer shall be entitled to:

(a) Appoint any other person, firm or company in the Territory as a Distributor or Agent for the Products in the Territory;

(b) Supply to any other person, firm or company in the Territory any of the Products, whether for use or resale;

3.3. Nothing in this Agreement shall entitle THSB any right or remedy against the Manufacturer if any of the Products are sold in the Territory by any person, firm or company other then the Manfacturer within or outside the Territory;

4. Supply Of The Products and Price

4.1 The Manufacturer shall during the Term use its best endeavours to supply the Products to THSB.

4.2 Each order for the Products shall constitute a separate contract, and any default by the Manufacturer in relation to any one order shall not entitle THSB to treat this agreement as terminated.

4.3 THSB shall, in respect of each order for the Products to be supplied under this agreement, be responsible for:

a. ensuring the accuracy of the order;

b. providing the Manufacturer with any information which is necessary in order to enable the Manufacturer to fulfil the order and to comply with all labelling, marketing and other applicable legal requirements in the Territory.

4.4 THSB shall give the Manufacturer not less than two (02) months' written notice of its estimated requirements of the Products for each month, and shall promptly notify the Manufacturer of any changes in circumstances which may affect its requirements.

4.5 The title to any of the Products shall not pass to THSB until the Manufacturer has received payment in full of the price thereof.

4.6 The Manufacturer shall be entitled to recover the Price notwithstanding that Property in the Products has not passed from the Manufacturer;

4.7 Risk of loss of or damage to any of the Products shall pass to THSB from the time of delivery of the Products to THSB.

4.8 THSB shall insert the words "Powered by EVOAIR" in each of the Products supplied by THSB (to be inserted at the back of the product).

4.9 THSB intends to supply the Products under THSB Brand to its customers listed in Schedule 3.

5. Minimum Quantity and Price

5.1. THSB shall:

(a) upon signing this Agreement, make a minimum order of **3000 units** (as needed being the minimum order quantity for OEM under THSB own brand name;) constituted as follow:

i.	1.0 HP	500 units (wall mounted model)
ii.	1.5 HP	500 units (wall mounted model)
iii.	2.0 HP	500 units (wall mounted model)
iv.	2.5 HP	500 units (wall mounted model)
v.	2.0 HP	500 units (cassette type, ceiling mounted model)
vi.	2.5 HP	500 units (cassette type, ceiling mounted model)

(b) Target a total migration to Energy Efficiency sales turnover of over **RINGGIT MALAYSIA ONE HUNDRED AND FIVE MILLION (RM 105,000,000.00)** to be achieved within time frame of 3 calendar years from:

1 January 2024 to 31 December 2024, first year
1 January 2025 to 31 December 2025, second year
1 January 2026 to 31 December 2026, third year

with the indicative composition as constituted and listed in Schedule 3B and THSB is desirous to achieve the said total migration to Energy Efficiency sales turnover of over **RINGGIT MALAYSIA ONE HUNDRED AND FIVE MILLION (RM 105,000,000.00)** with the Manufacturer towards implementing and sales of the Products to THSB's end users with THSB's assets and properties including:

I. World Trade Centre, Kuala Lumpur WTCKL

ESG Carbon Zero Implementation Project as an international showcase with THSB hand in hand with WTCKL to officiate and implement a Malaysian Pride and Innovation with the World First Hybrid HVAC

Migration to Energy Efficient System via Hybrid HVAC System:

- Macro (Corporate Mobilization) and
- Micro (Employee Participation) Implementation

II. All other assets and properties of THSB and THSB's network of resources and companies, local and foreign.

5.2. Where during the Term THSB purchases:

(a) the initial 3000 units of the Products, the price of the Products shall be as stipulated in Schedule 4; and

(b) which shall be revised in favour of THSB as the volume grows in agreement and consensus by both parties;

5.3. The price for the Products as stated in Schedule 3 and Schedule 4 may be varied by the Manufacturer in its absolute discretion at any time and from time to time, however, the Manufacturer shall inform THSB of such changes by giving THSB one (1) months' notice in writing

6. Payment for the Products

6.1. THSB shall be liable for all costs and expenses for transport and delivery of the Products.

6.2. Payment of the Products shall be made in the following manner and time:

(a) 50% of the price upon THSB making an order (Purchase Order); and

(b) 50% upon delivery of the Products ordered.

6.3. All prices for the Products are exclusive of any applicable value added or any other sales or statutory tax which may be imposed by the relevant authorities, for which THSB shall be additionally liable.

6.4. If the THSB fails to pay the price for any Products in the time and manner as herein provided, the Manufacturer shall be entitled (without prejudice to any other right or remedy it may have) to:

(a) cancel or suspend any further delivery to THSB under any order;

(b) sell or otherwise dispose of any Products which are the subject of any order by THSB, whether or not appropriated thereto, and apply the proceeds of sale to the overdue payment; and

(c) charge THSB interest on the price at the rate of one point five per centum (1.5%) per cent per month from the date the payment became due until actual payment is made (irrespective of whether the date of payment is before or after any judgment or award in respect of the same).

7. The Products

7.1. The Products shall be supplied in accordance with the description contained in the Specification.

7.2. The Manufacturer may from time to time make changes in the Specification which are required to comply with any applicable safety or statutory requirements or which do not materially affect the quality or fitness for purpose of the Products and the Manufacturer shall promptly inform THSB of such changes to the Specification.

7.3. THSB shall take delivery of the Products tendered notwithstanding that the quantity so delivered shall be less than the quantity purchased.

7.4. The Specification and design of the Products and the Intellectual Property in the Products is the property of the Manufacturer.

8. Intellectual property

8.1. THSB shall have no rights in respect of any Intellectual Property or of the goodwill associated therewith, and THSB hereby acknowledges that it shall not acquire any rights in respect of any Intellectual Property and that all such rights and goodwill are, and shall remain, vested in the Manufacturer.

8.2. THSB shall, take all such steps as the Manufacturer may reasonably require to assist the Manufacturer in maintaining the validity and enforceability of the Intellectual Property during the term of this Agreement.

8.3. THSB shall not do or authorise any third party to do any act which would or might invalidate or be inconsistent with any Intellectual Property and shall not omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

8.4. THSB shall promptly and fully notify the Manufacturer of any actual, threatened or suspected infringement of any Intellectual Property which comes to THSB's notice, and of any claim by any third party so coming to its notice that the importation of the Products, or their sale in the Territory, infringes any rights of any other person, and THSB shall at the request of the Manufacturer do all such things as may be reasonably required to assist the Manufacturer in taking or resisting any proceedings in relation to any such infringement or claim.

9. Confidentiality

9.1. Except as provided by clause 9.2, THSB shall at all times during the continuance of this agreement and after its termination:

(a) use its best endeavours to keep all Restricted Information confidential and accordingly not to disclose any Restricted Information to any other person; and

(b) not use any Restricted Information for any purpose other than the performance of the obligations under this agreement.

9.2. Any Restricted Information may be used by THSB for any purpose, or disclosed by THSB to any other person, to the extent only that:

(a) it is on the date of this agreement, or becomes, public knowledge through no fault of THSB (provided that in doing so THSB shall not disclose any Restricted Information which is not public knowledge); or

(b) it can be shown by THSB, to the reasonable satisfaction of the Manufacturer, to have been known to it prior to its being disclosed by the Manufacturer to THSB.

10. Force Majeure

10.1. If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof.

10.2. Neither party shall be deemed to be in breach of this agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of

any of its obligations under this agreement to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

10.3. If the Force Majeure in question prevails for a continuous period in excess of six months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

11. Duration and termination

11.1. This agreement shall come into force on the date of this Agreement and, shall continue in force for the Term.

11.2. The Manufacturer shall be entitled to terminate this agreement:

(a) where THSB is in breach of any of its obligation contained in this Agreement;

(b) where THSB fails to pay the Manufacturer for the price of the Products following the terms and conditions herein; or

(c) by giving not less than 30 days' written notice to THSB.

11.3. Either party shall be entitled forthwith to terminate this agreement by written notice to the other if:

(a) that other party commits any breach of any of the provisions of this agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

(b) an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

(c) that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

(d) that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this agreement);

(e) anything which, under the law of any jurisdiction, is analogous to any of the acts or events specified in 11.3(b) 11.3(c) or 11.3(d);

(f) that other party ceases, or threatens to cease, to carry on business;

11.4. For the purposes of clause 11.3(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

11.5. Any waiver by either party of a breach of any provision of this agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision of this agreement.

11.6. The rights to terminate this agreement given by this clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

12. Warranties

12.1. Save as provided in this Agreement, all terms, conditions and warranties (whether implied or made expressly) relating to the quality and/or fitness for purpose of the Products or any of the Products are excluded.

12.2. In no event or circumstance whatsoever shall the Manufacturer be liable for any consequential, incidental, indirect, exemplary, punitive or special damages of any type or nature even if the Manufacturer has reason to know of the possibility of such damages.

12.3. The Manufacturer's total liability arising out of or in any way related to the Products, whether based in contract, warranty, tort or any other cause of action, shall in no event exceed the Price actually paid by customer for the Products to which such liability relates.

12.4. During the period of warranty stipulated in clause 12.3 above, the Supplier shall provide the Products warranty as setting forth in Schedule 5 of this Agreement.

12.5. The Supplier will at its sole discretion repair, replace or provide other applicable solution, in accordance with the warranty provided in this Agreement.

13. Training

13.1. The Manufacturer shall within 30 days from the date of this Agreement, conduct a technical training program in respect of the Products to at least two (2) of the designated employee of the Buyer.

13.2. If THSB requires any retraining, THSB shall pay a sum of RM120.00/Hourly rate for the retraining of a technician and RM250.00/Hourly rate for the retraining of an engineer.

14. Acceptance of the Products

14.1. THSB shall be deemed to have accepted Products upon delivery to THSB.

14.2. If THSB properly rejects any of the Products which are not in accordance with this Agreement, THSB shall nonetheless pay the full Price for such Products unless the Buyer gives notice of rejection to the Manufacturer within seven (7) days from the delivery date and at the THSB's cost returns such Products to the Manufacturer.

14.3. No Products delivered to THSB which are in accordance with this Agreement will be accepted for return without the prior written approval of the Manufacturer in accordance with the Manufacturer's returns authorisation procedure and on terms to be determined at the absolute discretion of the Manufacturer.

14.4. Products returned without the prior written approval of the Manufacturer may at the Manufacturer's absolute discretion be returned to THSB or stored at THSB's cost without prejudice to any rights or remedies the Manufacturer may have.

15. Nature of agreement

15.1. The Manufacturer may assign this agreement and the rights and obligations under this agreement.

15.2. This agreement is personal to THSB, which may not without the written consent of the Manufacturer, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights, or sub-contract or otherwise delegate any of its obligations under this agreement.

15.3. Nothing in this agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties.

15.4. This agreement contains the entire agreement between the parties with respect to the subject matter of this agreement, supersedes all previous agreements and understandings between the parties with respect to this agreement, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

15.5. Each party acknowledges that, in entering into this agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided in this agreement, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

16. Further Provisions

16.1. This Agreement shall be binding on each party's respective personal representatives, executors, successors and permitted assigns.

16.2. This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

16.3. If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.4. Notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been validly given to either party if delivered to or sent by registered post to its address above stated and shall be deemed to be received when delivered on the third day of posting.

16.5. Time wherever mentioned shall be of the essence of this Agreement.

16.6. Each party shall bear its own legal costs and THSB shall bear the cost of stamping this Agreement.

16.7. No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, any of the provisions of this Agreement by shall be effective unless it is in writing and signed by both of the parties.

16.8. This Agreement supersedes any previous agreement between the parties in relation to the matters dealt with in this Agreement and represents the entire understanding between the parties in relation thereto.

16.9. Knowledge or acquiescence by any party of, or in, any breach of any of the provisions of this Agreement shall not operate as or be deemed to be, a waiver of such provisions and notwithstanding such knowledge or acquiescence, such party shall remain entitled to exercise its rights and remedies under this Agreement, and at law, and to require strict performance of all of the provisions of this Agreement.

16.10. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies of the parties provided at law and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

(the rest of this page is intentionally left blank)

IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands the day and year first above written.

SIGNED by	)
for and on behalf of **EVOAIR MANUFACTURING (M) SDN BHD (Company No. 1319354-V)**	) ....
	) **DR LOW WAI KOON**
	) NRIC No: 701108-10-5907
	) Director
in the presence of:-	) ....
	) **CHAN KOK WEI**
	) NRIC No: 741105-10-5617

SIGNED by	)
for and on behalf of **TADMANSORI HOLDINGS SDN BHD (Company No. 0163787U)**	) ....
	) **DATO' DR TENGKU RETHWAN BIN TENGKU MANSOR**
	) NRIC No: 541029-71-5037
	) Director
in the presence of:-	) ....
	) **YEOH SOON CHENG**
	) NRIC No: 700903-07-5079

SCHEDULE 1
THSB's trademark, graphics, packaging designs and artwork as further specified

THSB BRAND: **M Y A I R E**


MYAIRE


MYAIRE

SCHEDULE 2
The Products

1. Evo Air 1.0HP (Wall Mounted)
2. Evo Air 1.5HP (Wall Mounted)
3. Evo Air 2.0HP (Wall Mounted)
4. Evo Air 2.5HP (Wall Mounted)
5. Evo Air 2.0HP (Ceiling Cassette)
6. Evo Air 2.5HP (Ceiling Cassette)

SCHEDULE 3A
Clause 4.8
THSB's Customers

1) WORLD TRADE CENTRE KUALA LUMPUR, AS THE FIRST INITIAL ASSET IN ESG MANAGEMENT TOWARDS DECENTRALISATION FOR ENHANCED ENERGY EFFICIENCY AND CARBON ZERO DIRECTION

2) ALL OTHER THSB'S ASSETS AND PROPERTIES; INCLUDING BERJAYA GROUP OF COMPANIES

3) ALL OTHER END USERS OF THSB NETWORK AND RESOURCES INCLUDING THSB'S ESG PARTNER COMPANY **CARBON ASIA SDN BHD (1537856-K)** NETWORK AND RESOURCES

SCHEDULE 5
Clause 12
(Products Warranty)

1 Sole remedies & Exceptions

1.1 The remedies set forth in the paragraphs below shall be the sole remedies provided by Supplier in respect of the Products. The warranty set forth herein solely apply to the Products if and only if the problem is caused by Seller's manufacturing and workmanship. The Manufacturer shall not be held responsible for any problem caused by THSB or the customers of THSB.

1.2 The warranty set forth herein does not apply to the use of the Products departing from generally accepted standard practices for the Products and this warranty does not apply to Products that have been:

1.2.1 altered by anyone other than Seller without Seller's prior written consent;

1.2.2 damaged or destroyed by circumstances beyond the reasonable control of Seller;

1.2.3 subjected to conditions of use and/or maintenance not in conformity with Seller's instructions regarding the Products;

1.2.4 used for purposes not intended;

1.2.5 damaged or destroyed by negligence or lack of caution by THSB or the customers of THSB through abuse, improper installation, application, or operation, or negligence in use, storage, transportation or handling, or have been repaired, or in any way tampered with;

1.2.6 Improperly used or maintained by THSB or the customers of THSB.

2 Warranty

2.1 The Manufacturer warrants that the following parts shall be free from defects in Seller's workmanship for the duration specified:

2.1.1 the compressor and E ball forming part of the Products for a period of 5 years from the date of purchase; and

2.1.2 other then the specific parts named in 2.1.1. above, the other parts are labelled general parts of the Products with warranty for a period of 1 year from the date of purchase.

2.2 However, the Manufacturer reserves the right to minor deviations from the Specifications regarding amongst others dimensions, weights and composition not negatively affecting the quality of the Products.

2.3 If the Products fail to comply with this warranty in this clause 2.1, the Manufacturer will, at its option and discretion, either repair or replace the Products, or refund the purchase price of such Products. The warranty for such repaired or replaced Products will extend to the remainder of the original warranty period only.

3 Expiration of Warranty

The warranty expires in the event that the serial number or name plate of the Products has been exposed to manipulation or cannot be unmistakably identified for any other reason.

4 Costs

This warranty does not cover any transportation costs for the return of Products, or for reshipment of any repaired or replaced Products, or cost associated with installation, removal or reinstallation of Products or other expenditures incurred by THSB or the customers of **the Buyer**.

5 Installation

THSB expressly notes that the Products may only be installed in consideration of legal regulations and information included in the data specifications. The Products must be installed by a specialist company and include the respective planning.

6 Return of Products

The Manufacturer will not accept the return of any Products unless it has given its prior written authorization to THSB or the customers of THSB.

7 Lodging of warranty claims

Any warranty claims may be lodged only on presentation of the original delivery note or invoice and warranty certificate with the date of purchase and the THSB's stamp and signature.

8 Disclaimer

The foregoing warranty is in lieu of all other warranties, express or implied, including but not limited to any warranties of merchantability or fitness for a particular purpose, all of which are hereby expressly disclaimed.